UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Kavilco Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

[Kavilco Incorporated Letterhead]

October 4, 2013

Re:     Annual Meeting

Dear Shareholder,

You are invited to attend Kavilco’s 40th Annual Meeting to be held on November 2, 2013 at Cape Fox Lodge in Ketchikan, Alaska. Details about the meeting are described in the enclosed Notice of Annual Meeting and Proxy Statement.

We strongly encourage you to attend the Annual Meeting. Attendance at our shareholder meetings helps to maintain good communication and understanding. Chief Financial Officer Scott Burns and I will be there to report on current operations and discuss future plans. We will also provide time for your questions and comments.

Voting is one of your most important rights as a shareholder and I encourage you to exercise your right to vote in this election. Even if you plan to attend the Annual Meeting, we urge you to vote your proxy as soon as possible.

We believe that Kavilco's Board and management have avoided the pitfalls of other Southeast Native corporations and major economic events over the past two decades because of independent thinking and research. We have established a tradition of integrity, insight and vision. Your Board has made decisions that we believe are conservative and protective of your financial portfolio in keeping with our mission statement, "To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations."

The Board of Directors recommends your strong support for the Board-approved Management proxy. By voting with the enclosed BLUE PROXY BALLOT and returning it in the prepaid envelope provided, you will help assure our continued success.

Sincerely,

/s/ Louis A. Thompson

Louis A. Thompson
President/Chief Executive Officer

Enclosures

Board Members for Re-Election on the Management Proxy

Louis A. Thompson, President / CEO

Louis A. Thompson was born and raised in Kasaan. His maternal great grandparents were Carrie Baronovich and Paul Young. Carrie was the daughter of Charles Vincent Baronovich and Mary-Ann Sk'awaal-Baronovich, daughter of Chief Sk'awaal of Old Kasaan. Louie went to high school and junior college at Sheldon Jackson in Sitka, Alaska, then became a commercial fisherman. He logged, trapped, owned his own boat and served in the army.

When Kavilco was established by the Alaska Native Claims Settlement Act in 1972, Louie was present as one of Kasaan’s representatives. When Kavilco's Articles of Incorporation were signed in 1973, Louie signed his name along with Willard L. Jones, Robert I. Olsen, Rosemarie Young Trambitas and Robert R. Young. He served as interim Board President in 1972 and was elected President of Kavilco in 1973. He was hired as Field Operations Manager in 1975. He oversaw ITT Rayonier’s purchase of approximately 100 million board feet of timber in 1980 and negotiated a lease with Alaska Power & Telephone to build a tower on top of Kasaan Mountain to bring wireless technology to Kasaan. Louie was present during the extensive survey of the Old Kasaan site in 1981, and its potential for restoration. Through his efforts, the most cherished symbol of Kasaan's history,"Chief Son-I-Hat's Whale House and Totem Park" was designated a National Historic Place in 2002, opening the door to grants and funding.

Laird A. Jones, Secretary

Laird A. Jones is Manager of the Vocational Training & Resource Center with the CCTHITA. He has worked for the Central Council for six years and prior to this worked for the State of Alaska for 20 years in fisheries and economic development. He earned his MBA from the University of Washington and his undergraduate degree in Biological Sciences from the University of Alaska Fairbanks. Born and raised in Ketchikan, Laird commercial fished with his Uncle Henry and Father since he was 13. He has subsistence fished, and gathered and harvested traditional foods all his life. Laird carries his late Uncle Henry's Haida name, K'a-ya'ang and his late maternal Uncle Wilfred Baines' Tlingit name, Chi'cut. He is the son of Mary and the late Willard Jones. Laird and Francine Eddy Jones have been married 31-years and have one son; Justin. Laird stated, "I remain committed to growing the company's portfolio to increase our dividends and fostering the KHHF cultural programs with OVK."

Melanie Young, Director

I am Melanie Young, I have lived in Ketchikan most of my life, I work fulltime at the women's shelter here and I am part of the 120 original shareholders. I was only 3 when my father Walter Young signed me and my sister up; unfortunately he passed away before Kavilco came to be. Both of my parents are from Kasaan, although neither are born in Kasaan, they both grew up there. As a kid I spent time in Kasaan each summer. My dad worked at the pulp mill in Ketchikan and wanted to raise his kids here. My mom would have moved anywhere he wanted to live, but he chose Ketchikan. I have two daughters; Sara, a Kavilco shareholder, and Sydney, a future Kavilco shareholder. Both have attended Kavilco's Annual Meetings; Sara as a voting shareholder and Sydney has helped with organizing each year. They both realize how important Kasaan and Kavilco are to our culture, history and future. When my uncle Bobby passed away, my aunt Rose, along with the board, elected me to his seat. All past board members have left a legacy for us and I consider myself privileged to be part of a great group of people. We all bring something different to the table; we may not always agree, but we have respect for each other. We know the shareholders are the reason we are here and without your support that would not be possible. I would like to say thank you to the shareholders for your support over the years. I would also like to encourage any shareholder to contact me at PO Box 6622 Ketchikan, AK 99901 or 907-617-4179.

Mission Statement

"To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations."

Kavilco is working for our Shareholders and working to preserve our Haida heritage.

The shareholders voted to make land and dividends the top priority of the Corporation. Kavilco Incorporated is becoming a leading Native Corporation in Alaska and in the Country. We are on the right track with the financial management that is in place and we are doing this while focusing on our heritage.

This approach started when Kavilco selected land that included the Totem House and Old Kasaan property to work to preserve our important Haida heritage. Kavilco, The Kasaan Haida Heritage Foundation and the Organized Village of Kasaan also work together to restore the most cherished symbol of Kasaan's history: Chief Son-I-Hat's Whale House/ Na'ay I'waans and Totem Park. By forming the Kasaan Haida Heritage Foundation we are able to apply for grants enabling us to (among other things,) record Haida history and to record the history of Kasaan.

Some of the other projects that Kavilco has worked on to directly benefit the community of Kasaan range from the powerhouse lease; the bulk fuel lease; the water easement & amendments lease; the road system to the shareholders subdivision and the tie to the Prince of Wales road system; lots issued to shareholders in 1987; the easement to the State for a boat harbor; space for a helicopter landing site for medical emergencies; lease to AP&T for a cell tower; 15 year lease to the Organized Village of Kasaan for office space in the Red Bunkhouse, the lease includes full renovation by OVK and $1 per year; solid waste site (garbage dump) and the building and operation of the sawmill for local employment.

Kavilco is working for the shareholders to preserve our community and Haida heritage while making land and dividends the top priority of the Corporation.

The Board of Director's are privileged to be working hard on behalf of the Shareholders.

Kavilco Incorporated

600 University Street, Suite 3010

Seattle, WA 98101-1129

NOTICE OF 40th ANNUAL MEETING

DATE:	November 2, 2013

REGISTRATION:	11:00 a.m. - 12 noon

MEETING BEGINS:	1:00 p.m.

PLACE:	Cape Fox Lodge, 800 Venetia Way, Ketchikan, Alaska

ITEMS OF BUSINESS:	(1)To elect three (3) Directors to Class III, with a term expiring in 2016. Nominees are Louis A. Thompson, Laird A. Jones, and Melanie Young
(2)To ratify the Company's selection of independent accountants.
(3)To consider such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE:	You are entitled to vote if you were a shareholder with cllass "A" shares at the close of business on October 4, 2013.

VOTING BY PROXY:
Promptly complete, sign and return the enclosed BLUE PROXY BALLOT in the postage paid envelope provided even if you plan to attend the annual meeting. You may still vote in person at the meeting even though you have previously signed and mailed a proxy.

THIS PROXY STATEMENT AND BLUE PROXY BALLOT ARE BEING DISTRIBUTED ON OR ABOUT OCTOBER 4, 2013.

By order of the Board of Directors,

/s/ Laird A. Jones

Laird A. Jones,
Secretary

Kavilco Incorporated

600 University Street, Suite 3010

Seattle, WA 98101-1129

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY

WHY AM I RECEIVING THESE MATERIALS?
The Board of Directors of Kavilco Incorporated is providing these proxy materials to you in connection with their solicitation for proxies to be voted at Kavilco's Annual Meeting. Shareholders are encouraged to complete and mail the enclosed PROXY BALLOT, even if they plan to attend the meeting, to help ensure a quorum.

IF I FILL OUT THE PROXY BALLOT THEN DECIDE TO ATTEND THE MEETING, CAN I TAKE IT BACK AND DIRECT MY VOTE AT THE MEETING?
Yes you can. You can change your vote by submitting a new proxy ballot any time before the deadline or by voting in person at the meeting. The latest dated proxy ballot is the one that will be counted if you submit more than one. Your earlier proxy ballot will be revoked if you attend, register and vote in person at the annual meeting, or if you file a later-dated proxy ballot with the Independent Inspectors of Election before 1:00 p.m. Alaska Standard Time on Saturday, November 2, 2013. Only your final proxy ballot counts for prize drawings.

Shareholders are encouraged to attend the meeting and place their own vote(s), and shareholders are also encouraged to complete and mail the BLUE PROXY BALLOT, even if they plan to attend the meeting, to help ensure a quorum.

WHO IS ENTITLED TO VOTE?
Only shareholders of record holding Class "A" shares at the close of business on October 4, 2013 are entitled to vote.

WHAT IS THE QUORUM REQUIREMENT OF THE MEETING?
The bylaws of the Corporation state that at least a majority of the total number of shares of Class "A" stock must be present, either in person or by proxy, to establish a quorum at the meeting. The quorum requirement for holding the meeting and transacting business is a majority of 50% plus one (1) vote of the shares of Class "A" stock. Conducting business will begin when a quorum is established.

WHY IS DISCRETIONARY VOTING AN OPTION ON THE PROXY BALLOT?
Discretionary voting gives Kavilco Incorporated's proxy ballot holders maximum flexibility for purposes of electing the Board Approved Nominees. In the event that Kavilco does not have enough votes to elect all three of its nominees, each Board Approved Nominee has agreed that the proxy ballot holders may cast the Corporation's discretionary votes for the remaining nominees in order to select as many as possible.

WHAT IS THE VOTE REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?
In proposal 1, "Election of Directors," the nominees receiving the three highest totals of affirmative votes will be elected.

In proposal 2, Ratification of Peterson Sullivan LLP as Independent Public Accountants will be approved if it receives more affirmative votes than negative votes.

WHAT DO ABSTAIN AND WITHHOLD MEAN ON THE PROXY BALLOT?
Withholding your vote will reduce that number of votes from the total amount of votes (shares) that you can apply to other nominees and will still allow those shares to be counted toward a quorum. Abstentions will have no effect on the outcome of either proposal, but will allow your shares to be counted toward a quorum.

WHO WILL COUNT THE VOTE?
An independent Inspector of Elections is enlisted to tabulate the votes. Mecham, Richardson & Company has been enlisted for 2013.

WHO WILL BEAR THE COST OF SOLICITING VOTES AND SEC COMPLIANCE FOR THE MEETING?
Kavilco Incorporated will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials as well as submitting it to the Securities and Exchange Commission for review.

MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE NEXT ANNUAL MEETING?
In order for a shareholder to make a proposal at the next Annual Meeting, the written proposal must be received by the Secretary no sooner than June 6, 2014 and no later than July 6, 2014. These proposals must be in writing and sent to: Kavilco Incorporated, 600 University Street, Suite 3010, Seattle, Washington 98101-1129. These proposals will need to comply with Kavilco's Bylaws and the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

MAY I NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT THE NEXT ANNUAL MEETING?
In order for a shareholder to nominate one or more persons for election as director(s) at the next Annual Meeting the nomination(s) must be received by the Secretary no sooner than June 6, 2014 and no later than July 6, 2014. The nomination(s) must be in writing and sent to: Kavilco Incorporated, 600 University Street, Suite 3010, Seattle, Washington 98101-1129. The nomination(s) and each nominee will need to comply with Kavilco's Bylaws and the Securities and Exchange Commission regulations regarding proxy solicitations and does not grant any shareholder a right to have any nominee included in the Company's proxy statement. Independent nominees must submit separate proxies.

WHAT MATTERS WOULD NOT BE CONSIDERED FOR VOTING AT THE MEETING?
Some items that would not be considered are, but are not limited to: (a) Motions from the floor on substantive matters that could have been included in the Notice of Meeting and Proxy Statement. (b) Matters that have already been voted on. (c) Matters that are within the discretion of the Chairman of the Board of Directors, and not proper for a shareholder vote. (d) Matters that have been ruled out of order.

DOES KAVILCO PROVIDE SPACE FOR WRITE-IN VOTING?
Kavilco does not provide a space for write-in voting because we are subject to an S.E.C. approved management proxy.

HOW MANY VOTING SHARES DOES KAVILCO CURRENTLY HAVE?
Kavilco currently has 11,482.83 shares outstanding of Class "A" stock. Kavilco knows of no person to be the beneficial owner of more than 5% of the outstanding shares of the Company.

HOW DO I GET AN ADDITIONAL COPY OF THE AUDITED FINANCIAL STATEMENTS?
The audited financial statements were mailed to you on February 28, 2013. Additional audited financial statements can be provided to you at no cost. Contact the Corporate Secretary for Kavilco Incorporated at 1-800-786-9574 and a copy of the audited financial statements will be sent to you within three business days of your request.

WHAT SHOULD I DO IF I RECEIVE OTHER PROXIES?
The Board is not responsible for the accuracy or legality of any other proxy except the Kavilco management-approved proxy. To ensure stockholders have Kavilco's latest proxy information and materials to vote, the company may conduct multiple mailings prior to the annual meeting. To vote as your Board of Director's recommend, use the BLUE PROXY BALLOT. Only the latest dated proxy ballot you vote will be counted. Photocopied, faxed, or electronically transmitted copies of proxy cards will not be counted.

PROPOSALS TO BE VOTED ON

Proposal 1. Election of Directors
Kavilco's bylaws provide that the corporation shall be managed by a Board of Directors composed of nine (9) members elected in three (3) classes, each consisting of three (3) members. The election of directors is staggered so that only three (3) directors are elected each year. The Board of Directors recommends the election of the three (3) nominees listed below, all of whom are presently Board members, to serve a three (3) year term and until their successors are elected and qualified:

Louis A. Thompson
Laird A. Jones
Melanie Young

Unless otherwise instructed, the proxy ballot holders will vote proxies received by them on the BLUE PROXY BALLOT for these nominees. The proxy ballot holders may utilize cumulative voting with respect to the nominees and may allocate their votes among each nominee in their sole discretion. Each nominee has advised the Company that he or she will serve as a director if elected. In the event any nominee should not be available for election, the discretionary authority provided in the proxy will be exercised to vote for such other person(s) as may be designated by the present Board of Directors.

Board Structure and Compensation
The Board officers as defined by the corporate by-laws are President/Chairman, Vice President, Secretary, and Treasurer. However, Kavilco does not currently have a Treasurer, and instead employs a Chief Financial Officer. The Board President/Chairman also is employed as Chief Executive Officer. The Board of Directors recommends that each shareholder vote FOR the election of the Class III incumbents: Louis A. Thompson, Laird A. Jones, and Melanie Young.

Information as to Nominees and Continuing Directors
On the Record Date, there were 11,482.83 shares of Class "A" stock of the Company outstanding. The following table shows the beneficial ownership of the officers and directors of the Company, individually and as a group, of Class "A" stock as of October 4, 2013:

Independent Directors & Officers
Name/Age/Address	Positions & Offices with the Company	Class	Term Office as Director Expires	Director Since	Principal Occupation & Employment During Past Five Years	Amount of Beneficial Ownership/% of Class A on 10/5/12	Other Directorships Held by Director or Nominee for Director in the Past Five Years
Jeane Breinig, PhD, 58	Director	I	2014	1993	Associate Dean, University of Alaska	130/1.08%	Kasaan Haida Heritage Foundation, Alaska Humanities Forum, Sealaska Heritage Institute, University of Alaska Press
Kenneth Gordon, 53	Director	II	2015	1994	Realtor, Exit Real Estate Professionals	100 0.86%	Alano Club
Marie K. Miller, 48	Director	I	2014	2003	Human Resources Manager, City of Ketchikan	100/0.86%	None
Frederick O. Olsen, Jr., 52	Director	II	2015	2012	Cultural Resources Coordinator, Organized Village of Kasaan (OVK)	100 0.86%	Southeast Alaska Regional Health Consortium, Board Chairman, OVK, Tribal Sergeant at Arms, City of Kasaan, Council Member, ANB Camp 11, President
Melanie Young, 44	Nominee, Director	III	2013	1997	Family Services Specialist, Women in Safe Housing (WISH)	100/0.86%	None
Scott Burns, 67	Chief Financial Officer / Chief Compliance Officer				Chief Financial Officer/Chief Compliance Officer for Kavilco	0/0.00%	None

Interested Directors & Officers
Name/Age/Address	Positions & Offices with the Company	Class	Term Office as Director Expires	Director Since	Principal Occupation & Employment During Past Five Years	Amount of Beneficial Ownership/% of Class A on 10/5/12	Other Directorships Held by Director or Nominee for Director for the Past Five Years
Louis A. Thompson, 77	Nominee, President / CEO Chairman of the Board	III	2013	1972	Chief Executive Officer, Kavilco Inc.	137/1.18%	None
Louis Jones, Sr., 75	Vice President	II	2012	1979	Retired, Chief Engineer, Alaska Marine Hwy.	120/1.04%	None
Laird A. Jones, MBA, 58	Nominee, Secretary	III	2013	1994	Manager, Vocational Training & Resource Center, CCTHITA	100/0.94%	Kasaan Haida Heritage Foundation
Ramona Hamar, 70	Director	I	2014	1973	Administrative Support, South Central Foundation Dental	150/1.29%	None
The address for each director is the Company's office at 600 University Street, Suite 3010, Seattle, Washington 98101-1129.

"Interested" Director Explanation

Interested Director	Reason they are "Interested"
Louis A. Thompson	Corporate Officer
Louis Jones, Sr.	Corporate Officer
Laird A. Jones	Corporate Officer
Ramona Hamar	Sister of Louis Jones, Sr., Corporate Officer

Director's Experience
Jeane Breinig, PhD:

Jeane Breinig, PhD has been a director during the following events: Biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Kenneth Gordon:

Kenneth Gordon has been a director during the following events: Biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Ramona Hamar:

Ramona Hamar has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Laird A. Jones, MBA: Nominee

Laird A. Jones has been a director during the following events: Biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Louis Jones, Sr.:

Louis Jones, Sr. has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industies, interest rates near 0% and the current stagnant economy.

Marie Miller:

Marie Miller has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Frederick O. Olsen, Jr.:	Frederick Otilius Olsen, Jr. has been a director since November 2012 after successfully running as an independent nominee. He has lived in Kasaan since 2009
Louis A. Thompson: Nominee

Louis A. Thompson has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Melanie Young: Nominee

Melanie Young has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Family Relationships
Board Member	Relationship
Louis A. Thompson, President/CEO	No relationship to any Board Members
Louis Jones, Sr., Vice President	1st Cousin to Laird Jones, Jeane Breinig, and Frederick O. Olsen, Jr.; Brother to Ramona Hamar
Laird A. Jones, Secretary	1st Cousin to Jeane Breinig, Ramona Hamar and Louis Jones, Sr.
Jeane Breinig, Director	1st Cousin to Laird Jones, Ramona Hamar and Louis Jones, Sr.
Kenneth Gordon, Director	1st Cousin to John Campbell
Ramona Hamar, Director	1st Cousin to Laird Jones, Jeane Breinig and Frederick O. Olsen, Jr.; Sister to Louis Jones, Sr.
Marie Miller, Director	Sister to Melanie Young
Frederick O. Olsen, Jr.	1st Cousin to Ramona Hamar, and Louis Jones, Sr.
Melanie Young, Director	Sister to Marie Miller

Although the Company's shares are not listed on the NASDAQ Stock Market, the Board uses the NASDAQ standard for determining the independence of board members. Under Rule 5605 of the NASDAQ Marketplace Rules, all of the Company's directors are independent except Mr. Thompson, the Company's President and Chief Executive Officer.

Board Leadership Structure
Five of the Company's nine directors are not "interested persons" as defined by the Investment Company Act of 1940. However, regardless of classification ("independent" or "interested" directors) all directors have an equal say as to management of the Company. The Company is internally-managed and has no outside investment advisor. Louis Thompson, President and CEO of Kavilco is an "Interested person"

The Board does not have an independent person as the Lead Director. The Board of Directors have determined that the leadership structure is appropriate as the Company does not have any committees and all decisions are made by the full Board of Directors, including employment contracts, leases, and investment policies. The Chairman of the Board is also the Chief Executive Officer and is responsible for all land issues in the State of Alaska and the special circumstances of an Alaska Native Village Corporation. The CEO is in contact with the Chief Financial Officer at least twice a week to be updated on all business and portfolio issues.

Board's Oversight of Risk Management
The Board's role in risk management of the Company is that of oversight. The staff of the Company is responsible for the day-to-day management of the Company including risk management. As part of its oversight, the Board, acting at its scheduled bi-monthly meetings, receives externally generated analytical and written reports on the state of the economy and compliance with applicable SEC regulations. Also, an in depth review is conducted on the approved portfolio strategies and investment performance. The Board's role in risk oversight does not affect its leadership structure.

Audit, Nominating and Compensation Committees
The Company does not have an audit, nominating or compensation committee. However, the Board of Directors reviews annually the auditor's independence letter, management letter, statement of auditing standards letter and internal control memo. The Board of Directors selects nominees from incumbent Directors of the Company and does not have a formal policy regarding the consideration of diversity in identifying Board candidates.

The Board of Directors has not established a compensation committee. Given that there are only two executive officers and that the Company does not have equity compensation plans, the Board believes that it is capable of evaluating the performance of the executive officers and reviewing compensation levels. The Board does review employees compensation every three years and occasionally reviews per diem and fees, the last review and subsequent employee increase took place in January 2013.

The Board of Directors held six regular bimonthly meetings for the year ended December 31, 2012. Each director attended all six meetings.

The Board of Directors does not have a policy regarding attendance at the Annual Meeting. All directors were in attendance at the 2012 annual meeting of shareholders.

Compensation of Directors
Each officer and director receives $1,100 in fees and $500 in per diem for each meeting they attend. In 2012, each director attended all six Board meetings and received $6,600 in compensation. In addition the Company pays for up to four (4) days of travel and hotel expenses to attend the meetings. The Company also pays medical insurance premiums or reimbursement of out-of-pocket medical expenses for directors.

Summary Compensation Table
All compensation paid by the Company for the year ended December 31, 2012 to each of the Directors and Executive Officers is as shown in the following table. Aggregate compensation for Board members included a yearly fee of $6,600 plus medical and/ or dental if received. The CEO and CFO receive salary, plus medical and dental.

Summary Compensation Table for Directors and Officers
Board Member	Year	Aggregate Compensation from the Fund
Jeane Breinig, Director	2012	$13,598
Kenneth Gordon, Director	2012	$19,602
Ramona Hamar, Director	2012	$7,256
Marie K. Miller, Director	2012	$13,282
Frederick O. Olsen, Jr., Director (November 3, 2012 to December 31, 2012	2012	$0
Melanie Young, Director	2012	$24,127
Laird A. Jones, Secretary	2012	$8,620
John Campbell (former Secretary through November 3, 2012)	2012	$10,885
Louie Jones, Sr., Vice President	2012	$6,600
Louis A. Thompson, CEO/President	2012	$61,918
Scott Burns, CFO	2012	$174,070

1. The Company has a retirement plan for its salaried employees. It is a defined contribution plan with the annual contribution being equal to 20% of the participant's salary. All contributions are pooled in a brokerage trust account held at Charles Schwab.

Mr. Thompson and Mr. Burns have employment agreements with the Company that may be terminated by the Company for cause, which includes conviction of a felony, physical or mental disability which makes it impossible to carry out his duties or responsibilities, or any illegal, immoral or dishonest act or omission by the employee, which omission results in material damage to the Company; or willful failure of the employee to discharge the duties required under the agreement. In the event of termination, Mr. Thompson or Mr. Burns shall be entitled to accrued salary, accrued vacation and/or sick leave and a pro rata portion of the Company's contribution to the employee's defined contribution account.

Code of Ethics
The Company has adopted a written Code of Ethics that applies to all of the Company's directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Ethics mandates accountability for adherence to the Code of Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code of Ethics reasonably deters wrongdoing by directors, officers and employees. The Code of Ethics includes sections on matters such as conflicts of interest, confidentiality, trading practices, and personal conduct. The Code of Ethics is posted on the Company's website at www.kavilco.com. In addition, any waivers of the Code o Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

Compliance with Section 16(A) of the Exchange Act
Based solely upon the Company's review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2012, and written representations from certain reporting persons that no other reports were required, during fiscal year 2012 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

Report of the Board of Directors
In fulfilling its oversight responsibility of reviewing the services performed by the Company's auditor, the Board of Directors carefully reviewed the policies and procedures for the engagement of the independent auditor. The Board also discussed with Peterson Sullivan LLP, the Company's independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required for discussion by Statement of Auditing Standards No. 61. The Board reviewed the written disclosures regarding the independence of Peterson Sullivan LLP, contained in its letter to the Board of Directors as required by applicable requirements of the Public Company Accounting Oversight Board. The Board determined the compensation of the independent auditor and followed the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Board has concluded that the provision of non-audit related services described in "Audit and Non-Audit Fees" is compatible with maintenance of the independence of the independent auditor.

This report is submitted by the Company's Board of Directors consisting of Louis A. Thompson, Louis Jones, Sr., Laird A. Jones, Jeane Breinig, Kenneth Gordon, Ramona Hamar, Marie Miller, Frederick O. Olsen, Jr., and Melanie Young.

Proposal 2 Ratification of Independent Public Accountants

The formal approval of the selection of Peterson Sullivan LLP as independent public accountants of the Company was voted on by the Board of Directors at their meeting prior to the annual meeting of shareholders. Shareholders are asked to approve or ratify this selection. Unless the proxy holders are instructed otherwise, proxies will vote for the selection of Peterson Sullivan LLP as independent public accountants. If this selection is not approved, the Board of Directors intends to take the matter under advisement. No representative of Peterson Sullivan LLP is expected to be present at the Annual Meeting.

Audit and Non-Audit Fees
Peterson Sullivan LLP served as the Company's independent auditors for the fiscal year ended December 31, 2012. The Board of Directors pre-approved all of the audit related services, tax services and other services provided by Peterson Sullivan LLP in 2012.

The following table sets forth the aggregate fees for services by the independent auditors for the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees	$27,995	$44,741
Tax fees	$4,875	$4,000
Total Fees	$32,870	$48,741

Audit Fees: The audit fees are related to the audit of the Company's annual consolidated financial statements for the years ended December 31, 2012 and 2011.

Tax Fees: The tax fees included services related to preparation of the Company's tax returns in 2012 and 2011.

Pre-Approval Policies and Procedures
The Board of Directors is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Board of Directors.

Other Matters
The Board of Directors knows of no matters, other than those mentioned in the proxy, to be brought before the meeting. However, if other matters do properly come before the meeting, it is the intention of the proxy holders to vote proxies according to their best judgment.

By Order of the Board of Directors

/s/ Louis A. Thompson

Louis A. Thompson
President

Seattle, Washington
October 4, 2013

KAVILCO INCORPORATED PROXY
PROXY BALLOT
Solicitation by the Board of Directors for the 2013 Annual Meeting of Shareholders being held on November 2, 2013

The undersigned shareholder hereby grants voting authority to Kenneth Gordon, Louis Jones, Sr., and Frederick O. Olsen, Jr., all with full power of substitution, to any such matter where discretionary voting is requested or where no choice is indicated for the proposal, and in any other matters that may lawfully come before the meeting. Management knows of no other matters to be considered by the shareholder. For further information on the proposals below, please consult the enclosed proxy statement.

Proposal 1. Election of Directors

THE BOARD RECOMMENDS that you CHECK BOX (A) to VOTE DISCRETIONARY and your shares will be voted by the three appointed proxy holders at their discretion. Do not allocate your votes below if you are voting discretionary.

If you choose to check box (B) you need to specify the number of votes you wish to give each nominee next to that nominee’s name. See your total # of votes to cast below.

(A)[ ] TO VOTE DISCRETIONARY for the election of three nominees as set forth in the Board of Directors Proxy Statement for the three-year terms for Louis A. Thompson, Laird A. Jones, and Melanie Young.

(B) [ ] TO VOTE DIRECTED in the manner set forth below for the election of the Nominees below for the Board of Directors of the Corporation for three-year terms ending in 2016.

Name: Joe Shareholder
# of Shares:	100 X 3 votes per share
Total # of votes to cast:	300

________________FOR WITHHOLD ABSTAIN
Louis A. Thompson ________________________________________
Laird A. Jones ________________________________________
Melanie Young ________________________________________

Proposal 2. Ratification of Peterson Sullivan LLP as independent public accountants.

THE BOARD RECOMMENDS that you vote FOR ratification of Peterson Sullivan LLP as independent public accountants.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

The Board of Directors solicits this proxy and it will be voted as specified.

Shareholder: Sign your name as it appears in the box above. This proxy must be dated and signed in order for your vote to be counted.

Date:_________________ , 2013 Signature:______________________________________________

as custodian for:_____________________________________________________________________
Print minor's name if applicable.
When signing as custodian for a minor, or as executor, administrator, attorney, trustee or guardian, please write your full title as such. If your name appears as "John A. Smith, Sr., as custodian for John A. Smith, Jr.," sign "John A. Smith, Sr. as custodian for John A. Smith, Jr."
A Stamped Return-Envelope Has Been Provided For Your Convenience.
Please remember to DATE and SIGN above. Thank you.

Prizes

Mail in Your Proxy - Early Bird Special $350

  $350 for 2 winners

Mail must be postmarked on or before October 18, 2013 to be eligible.

You do not have to be present to win.

Attend the Annual Meeting - 4 Proxy Drawings for $100 each

  $100 Prize Drawing for 4 winners

Board members are not eligible for these drawings.

You must be present to win.

All Returned Proxies are Eligible for This Prize!

  $200 Prize for 2 winners

You do not have to be present to win.

 In order to insure a quorum, all legally approved proxies, including those solicited by other shareholders, will be eligible for all the drawings.

All Winners will be announced at the Annual Meeting on November 2, 2013 and in the Kavilco Newsletter.